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                                                                       Exhibit 4

                                      CRAIG
                                ENTERPRISES, INC.



                                 August 11, 2000






Board of Directors of Jenny Craig, Inc.
Jenny Craig, Inc.
11355 N. Torrey Pines Road
La Jolla, California  92038-7910

Gentlemen and Madam:

               Craig Enterprises, Inc. ("CEI") hereby withdraws its proposal, as set forth in its letter dated June 2, 2000, to acquire for $3.75 per share all of the outstanding shares of common stock of Jenny Craig, Inc. not already owned by SJF. The substantial decline over the past two months in the level of sales and pre-tax income from the Australian operations is the principal reason for the withdrawal of the proposal.


                                   Sincerely yours,

                                   Craig Enterprises, Inc.


                                   By:    /s/ Sidney Craig
                                      -------------------------------
                                   Name:  Sid Craig
                                   Title: President